Exhibit 10.2

TRANSITION, SEPARATION AND COMPLETE RELEASE AGREEMENT

This Transition, Separation and Complete Release Agreement (this “Agreement”) is entered into by and between Magnetek, Inc., a Delaware corporation (the “Company”), and David P. Reiland (“Executive”).  Executive enters into this Agreement on behalf of himself, his spouse, heirs, successors, assigns, executors and representatives of any kind, if any.

WHEREAS, Executive’s employment with the Company shall terminate on January 15, 2009 (the “Termination Date”), and the Company shall continue Executive’s current level of salary and benefits during the period between the date of this Agreement and the Termination Date (the “Transition Period”), provided that Executive performs the transition duties as described in this Agreement.

WHEREAS, in recognition of Executive’s years of loyal service with the Company, and to provide an incentive for Executive both to assist in the transition process and to make the other promises contained in this Agreement, the Company will offer Executive additional benefits as set forth in this Agreement.

WHEREAS, Executive accepts these additional benefits in return for a full release of any claims he might have against the Company and related others, and for the other promises contained herein.

THEREFORE, in consideration of the mutual promises and agreements made herein and the good and valuable consideration described herein, the sufficiency of which is hereby expressly acknowledged, the Company and Executive, intending to be legally bound, agree as follows:

1.             Non-Liability.  Neither the Company’s or Executive’s signing of this Agreement, nor any actions taken by either the Company or Executive toward compliance with the terms of this Agreement, constitute an admission by either the Company or Executive that it or he has acted improperly or unlawfully, or that it or he has violated any state or federal law.

2.             Transition Period Duties.  During the Transition Period, Executive shall, to the reasonable satisfaction of the Company’s Chairman of the Board of Directors, diligently assist with the transfer of Executive’s responsibilities to other employees, consultants or third-party service providers, and otherwise advise and assist the Company as requested.  Executive’s transition responsibilities may include extended travel and work at the Company’s headquarters in Menomonee Falls, Wisconsin, as a general course of business duties.  Up to the Termination Date, Executive shall perform substantial services that shall not amount to less than an average of thirty (30) hours per week, including such services as the Company may request in connection with the transition.  Accordingly, Executive shall not maintain other full-time employment until after the Termination Date.  The Company shall continue Executive’s existing base salary and benefits during the Transition Period.  Upon completion of the Transition Period, to be eligible for the additional benefits described in this Agreement, Executive must execute and deliver to the Company a Supplemental General Release Agreement, releasing the Company and related others from any and all claims, in the form attached to this Agreement as Exhibit A.

3.             Separation Benefits.  Subject to Executive’s strict compliance with the terms of this Agreement, the Company shall provide the following benefits:

a.             Separation Pay:  The Company shall pay to Executive in a lump sum the gross amount of Three Hundred Fifty Thousand Dollars ($350,000.00), minus required withholdings, representing twelve (12) months of Executive’s base salary.  The payment shall be made within ten (10) business days after the Supplemental General Release Agreement becomes effective.

b.             Target Bonus Pay:  The Company shall pay to Executive in a lump sum the gross amount of Three Hundred Fifty Thousand Dollars ($350,000.00), minus required withholdings, representing an amount equal to Executive’s Target Bonus paid at a level of 100% of Executive’s base salary.  The payment shall be made within ten (10) business days after the Supplemental General Release Agreement becomes effective.

c.             Pro-Rated MICP Bonus Pay:  Provided the Company’s performance with respect to the guidelines set forth in the Magnetek Incentive Compensation Plan (“MICP”) in place for fiscal year 2009 merits the payment of an MICP bonus, Executive shall be eligible to receive a pro-rated bonus for fiscal year 2009 based on the number of months worked during the fiscal year, to be paid at the same bonus payout percentage, if any, that is received by all other MICP participants in FY 2009.  Payment of the prorated MICP bonus will occur contemporaneous with the payment of bonuses to the other MICP participants after the end of FY 2009.

d.             Incentive Bonus:  With respect to Executive’s Incentive Bonus Agreement (“IBA”):

i.              The 2007 and 2008 Quarterly Bonus amounts shall become payable pursuant to the terms of the Amended and Restated Director and Officer Deferral Investment Plan (“DIP”) and the Executive’s election thereunder.

ii.             Paragraph 1(g) and 2 of the IBA shall hereby be amended to provide that the Quarterly Bonus Awards that otherwise would have been made on March 1, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 shall instead be credited to the Executive under the DIP, as previously elected by the Executive, provided the Executive continues to be employed in accordance with this Agreement through the Termination Date.  Distribution of these amounts will occur in accordance with the DIP the Executive’s election thereunder.

e.             Health Plan Benefits:  Executive’s family health benefit coverage will continue throughout the Transition Period and will end on January 15, 2009.  Provided that Executive executes a COBRA election, the Company will continue to contribute towards Executive’s COBRA coverage for up to twelve (12) months after January 15, 2009 by paying the employer’s portion of the monthly premium as applicable to then current employees covered by the health plan.  This Company contribution benefit shall terminate if Executive becomes eligible for comparable benefits pursuant to a health plan sponsored by another employer.  To maintain this Company contribution benefit, Executive must submit his monthly contribution for family medical coverage to the Magnetek HR Services Administrator, no later than the tenth of each month that Executive seeks coverage, in the form of a check or money order payable to Magnetek, Inc.

Specific information concerning Executive’s COBRA continuation rights will be sent to Executive under separate cover upon termination of employment.

f.              Restricted Stock Award:  Executive’s Restricted Stock Award granted on August 22, 2005 in the amount of 57,000 shares of Magnetek, Inc. common stock will vest on January 1, 2009, provided the Executive continues to be employed in accordance with this Agreement through such date.  Executive is advised to consider the Section 16(b) short-swing trade regulations under the Securities and Exchange Act of 1934.

g.             Stock Option Exercise Period:  Executive’s unvested Stock Option Grant will vest on January 15, 2009, provided the Executive continues to be employed in accordance with this Agreement through such date.  Executive will have a period of twenty-four (24) months from January 15, 2009 to exercise all vested options, except with regard to any options which expire prior to such date.   Executive is advised to consider the Section 16(b) short-swing trade regulations under the Securities and Exchange Act of 1934.

h.             Retirement and Savings Plans:   The rights and duties of Executive and the Company with respect to the Magnetek FlexCare Plus Retirement Pension Plan and the Magnetek FlexCare Plus Retirement Savings Plan will be discharged by Executive and the Company or the relevant plan in accordance with the terms and provisions of the respective plans.

i.              Expenses:  The Company shall reimburse Executive for all pre-approved business expenses incurred by Executive prior to the Termination Date, pursuant to its regular policies and practices in this regard, provided that Executive submits a final expense report with customary documentation on or before January 15, 2009.

4.             Mutual Complete Releases.

a.             In consideration for the benefits to be received by Executive pursuant to this Agreement, Executive hereby releases and forever discharges the Company, its related and affiliated entities, and its and their past and present owners, employees, directors, officers, agents, insurers, attorneys, executors, assigns and other representatives of any kind (collectively referred to in this Agreement as “Released Parties”), from any and all claims, liabilities or causes of action of any kind, known or unknown, arising through the date Executive executes this Agreement, including, but not limited to, any claims, liabilities or causes of action arising in connection with Executive’s employment or termination of employment with the Company.  Executive hereby releases and waives any claim or right to further compensation, salary, bonuses, commissions, benefits, equity, incentive awards, damages, penalties, attorneys’ fees, costs or expenses of any kind from either the Company or any of the other Released Parties, except as provided in this Agreement.

b.             This release specifically includes, but is not limited to, a release of any and all claims under the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act of 1985; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Family Medical Leave Act; any state or federal wage payment laws; any state and local fair employment law(s), including the Wisconsin Fair Employment Act; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional.  This release also includes, but is not limited to, a release of any claims for wrongful termination, any tort, any breach of express or implied contract, estoppel, defamation, misrepresentation, violation of public policy or invasion of privacy and any other common law claim of any kind, but this release does not release or waive any claims that cannot be released or waived as a matter of law.

c.             The Company hereby releases and forever discharges Executive from any and all claims, liabilities or causes of action of any kind, known or unknown, arising through the date the Company executes this Agreement, including, but not limited to, any claims, liabilities or causes of action arising in connection with Executive’s employment or termination of employment with the Company.

5.             Covenant Not to Sue.  Executive represents that he has not brought, and covenants and agrees that he will not bring, or join or cause to be filed in court, any claims, demands, suits or actions, against the Company or any of the Released Parties arising out of, connected with or related in any way to his dealings with the Company or any of the Released Parties that occurred prior to the date of this Agreement, and/or that are released pursuant to this Agreement or the Supplemental General Release Agreement, including, without limitation, claims related to his employment or the termination of that employment.  Notwithstanding the foregoing, nothing herein prevents Executive from enforcing the terms of this Agreement or from filing in good faith any charge with an appropriate government enforcement agency, provided that Executive shall refuse to receive and will not obtain any recovery or anything of economic value in relation to such charge.

6.             Confidentiality Covenant.  Executive acknowledges that during the course of his employment with the Company, he has been entrusted with certain personnel, business, financial, technical, sales, marketing, and other proprietary information and materials which are the property of the Company and which involve confidential information concerning the Company’s business, services, products, dealings, strategies, plans and employees (“Proprietary Information”).  Proprietary Information includes any information, not generally known in the relevant trade or industry, which was obtained from the Company or which was learned, discovered, developed, conceived, originated, or prepared by Executive in the course of his employment.  Such Proprietary Information includes, but is not limited to, software, technical and business information relating to the Company’s inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, pricing, suppliers, production, future business plans, personnel information, and any other information which is identified as confidential by the Company.

Executive will maintain in strictest confidence, and will not communicate or disclose to any third party, or use for his own benefit, without the prior express written consent of the Company, any Proprietary Information, except as required by law, unless and until such information becomes generally available to the public through no fault of Executive.  In the event the disclosure of Proprietary Information is required by law, Executive will give immediate written notice to the Company so as to enable it to seek an appropriate protective order.  These obligations with respect to Proprietary Information extend to information belonging to customers and suppliers of the Company who may have disclosed such information to Executive.

To the extent that such Proprietary Information constitutes a “trade secret” as defined by applicable law, this confidentiality obligation shall remain for so long as the particular information remains a “trade secret.”  However, to the extent that any particular Proprietary

Information does not constitute a “trade secret” as defined by applicable law, this confidentiality obligation shall remain for a period of two (2) years following the Termination Date or the termination of Executive’s employment, if earlier, and shall only prohibit disclosures that are likely to or do in fact cause competitive harm to the Company in a country in which the Company conducts business or is actively pursuing business as of the time of the termination of Executive’s employment.

7.             Non-solicitation.  For a period ending two (2) years after the Termination Date or termination of employment if earlier, Executive shall not, in any capacity whatsoever, directly or indirectly, solicit any persons who either are, or within the ninety (90) days prior to the solicitation were, employees of the Company or any of its subsidiaries, for purposes of providing services to or employment with any business.  This non-solicitation covenant shall only apply to those individuals with whom Executive interacted during the last two (2) years of employment with the Company, and any others about whom Executive learned Proprietary Information.

8.             Return of Company Property and Information.  Executive shall return to the Company, no later than the Termination Date or the date of termination of employment if earlier, all of the following:

a.             The originals and all copies of any business records or documents of any kind belonging to, or related to, the Company, regardless of the sources from which such records were obtained, together with all notes and summaries relating thereto.  This obligation extends to paper and electronic versions of such records and documents.

b.             All keys, security cards and other means of access to the Company’s facilities, offices, files and other property.

c.             All computer equipment, hardware and software belonging to the Company, including any and all program and/or data disks, manuals and all hard copies of the Company’s information and data, and shall disclose to the Company any and all passwords utilized by Executive with regard to the Company’s computer, hardware and software so that the Company has immediate, full and complete access to all of the Company’s data and information stored, used and maintained by Executive, or to which Executive had access.

9.             Full Disclosure.  Executive confirms that he has given written notification to the Chairman of the Company’s Board of Directors of every circumstance of which Executive is aware that may constitute a violation of any law, regulation, licensing requirement, contract requirement, Company policy or ethical practice of any kind by the Company, any of its affiliated organizations, or any of its or their directors, officers, employees or agents, including Executive.

10.           Acknowledgment of Intellectual Property Rights.  Executive agrees that all ideas, inventions, trade secrets, know-how, documents and data of any kind developed in connection with or pursuant to his employment with the Company are and shall remain the exclusive property of the Company.  Therefore, to the extent not already assigned, Executive hereby assigns all such intellectual property rights to the Company and agrees to provide any reasonable assistance required by the Company to perfect or enforce such rights.

11.           Non-disparagement.  Executive shall not make any oral or written comments that disparage, discredit or otherwise refer to the Company or its officers, directors, employees, products, services or business practices in a negative or otherwise detrimental manner.

12.           Consideration and Revocation.  Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement.  Executive further acknowledges that the benefits provided for in this Agreement are greater than those to which he otherwise would be entitled by any contract, employment policy, or otherwise.  Executive further acknowledges that he is entering into this Agreement voluntarily, that he has been provided more than twenty-one (21) days to consider the provisions set forth in this Agreement, or has voluntarily waived the twenty-one (21) day consideration period upon advice of counsel.  Executive understands that he has a right to obtain advice of legal counsel of his choosing regarding this Agreement prior to signing it and is encouraged by the Company to do so.  For a period of seven (7) days following his signing of this Agreement, Executive may revoke it, and this Agreement will not become enforceable or effective until the seven-day revocation period has expired.  To revoke, Executive must send a written notice of revocation that is received by the Company’s Vice President Legal Affairs within the seven-day revocation period.

13.           No Other Inducements.  To induce the Company to provide him the consideration recited in this Agreement, Executive voluntarily executes this Agreement, and acknowledges that the only consideration for executing this Agreement is that recited herein, and that no other promise, inducement, threat, agreement or understanding of any kind has been made by anyone to cause him to execute this Agreement.

14.           Consequences of Breach.  In the event that Executive breaches any of the promises contained in this Agreement, the Company shall be entitled to immediately terminate, and be relieved of providing, all remaining benefits.  Any such termination, however, shall not relieve Executive of any of the obligations contained in this Agreement, all of which shall remain in full force and effect.  Additionally, if any court of competent jurisdiction determines that either party breached this Agreement, the breaching party shall be obligated to pay to the other party, in addition to any damages and other relief awarded, an amount equal to the reasonable attorney’s fees and costs incurred to enforce the Agreement.

15.           Entire Agreement.  This Agreement sets forth the entire agreement between the Company and Executive and supersedes all prior oral and written agreements between the parties, except as provided herein, including, without limitation, the Change of Control Agreement between the Company and Executive and any other previous letters or agreements regarding compensation, benefits or termination of Executive’s employment.  This Agreement cannot be amended or modified, except in writing signed by Executive and an agent of the Company specifically authorized to sign on behalf of the Company in this matter.

16.           Severability.  If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable to the full extent permitted by law.

17.           Signatures.  This Agreement, or any amendment hereto, may be signed in any number of counterparts, including counterparts signed and delivered by fax transmission, each of which shall be and deemed an original, but all of which taken together shall constitute one agreement (or amendment as the case may be).

EXECUTIVE FULLY UNDERSTANDS THE MEANING AND INTENT OF THIS AGREEMENT AND ITS FINAL AND BINDING EFFECT ON HIM.

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company, by its duly authorized agent, have each placed their signatures on the dates indicated below.

/s/ David P. Reiland		Date:	October 30, 2008
David P. Reiland

MAGNETEK, INC.

By:	/s/ Mitchell I. Quain	Date:	January 5, 2009
Its: Chairman, Mitchell I. Quain

EXHIBIT A

SUPPLEMENTAL GENERAL RELEASE AGREEMENT

This Supplemental General Release Agreement (this “Release”) is entered into by and between Magnetek, Inc., a Delaware corporation (the “Company”), and David P. Reiland (“Executive”).  Executive enters into this Release on behalf of himself, his spouse, heirs, successors, assigns, executors and representatives of any kind, if any.

WHEREAS, Executive’s employment with the Company has terminated, and Executive desires to be eligible for the benefits of the Transition, Separation and Complete Release Agreement executed by Executive and the Company on January 5, 2009 (the “Transition Agreement”).

THEREFORE, in consideration of the mutual promises and agreements made herein and the good and valuable consideration described herein, the sufficiency of which is hereby expressly acknowledged, the Company and Executive, intending to be legally bound, agree as follows:

1.             Non-Liability.  Neither the Company’s or Executive’s signing of this Release, nor any actions taken by either the Company or Executive toward compliance with the terms of this Release, constitute an admission by either the Company or Executive that it or he has acted improperly or unlawfully, or that it or he has violated any state or federal law.

2.                                       Mutual Complete Releases.

a.     Executive hereby releases and forever discharges the Company, its related and affiliated entities, and its and their past and present owners, employees, directors, officers, agents, insurers, attorneys, executors, assigns and other representatives of any kind (collectively referred to in this Agreement as “Released Parties”), from any and all claims, liabilities or causes of action of any kind, known or unknown, arising through the date Executive executes this Agreement, including, but not limited to, any claims, liabilities or causes of action arising in connection with Executive’s employment or termination of employment with the Company.  Executive hereby releases and waives any claim or right to further compensation, salary, bonuses, commissions, benefits, equity, incentive awards, damages, penalties, attorneys’ fees, costs or expenses of any kind from either the Company or any of the other Released Parties, except as provided in this Agreement.

b.     This release specifically includes, but is not limited to, a release of any and all claims under the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act of 1985; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Family Medical Leave Act; any state or federal wage payment laws; any state and local fair employment law(s), including the Wisconsin Fair Employment Act; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional.  This release also includes, but is not limited to, a release of any claims for wrongful termination, any tort, any breach of express or implied contract, estoppel, defamation, misrepresentation, violation of public policy or invasion of privacy and any other common law claim of any kind, but this release does not release or waive any claims that cannot be released or waived as a matter of law.

c.     The Company hereby releases and forever discharges Executive from any and all claims, liabilities or causes of action of any kind, known or unknown, arising through the date the Company executes this Agreement, including, but not limited to, any claims, liabilities or causes of action arising in connection with Executive’s employment or termination of employment with the Company.

2.             Reaffirmation.  Executive hereby reaffirms the promises made and obligations undertaken as set forth in the Transition Agreement.

3.             Consideration and Revocation.  Executive acknowledges that he has carefully read and fully understands all of the provisions of this Release.  Executive further acknowledges that the benefits provided for in the Transition Agreement that Executive will receive by executing this Release are greater than those to which he otherwise would be entitled by any contract, employment policy, or otherwise.  Executive further acknowledges that he is entering into this Release voluntarily, that he has been provided more than twenty-one (21) days to consider the provisions set forth in this Release, or has voluntarily waived the twenty-one (21) day consideration period upon advice of counsel.  Executive understands that he has a right to obtain advice of legal counsel of his choosing regarding this Release prior to signing it and is encouraged by the Company to do so.  For a period of seven (7) days following his signing of this Release, Executive may revoke it, and this Release will not become enforceable or effective until the seven-day revocation period has expired.  To revoke, Executive must send a written notice of revocation that is received by the Company’s Vice President Legal Affairs within the seven-day revocation period.

4.             Severability.  If any portion of this Release is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable to the full extent permitted by law.

5.             Signatures.  This Release, or any amendment hereto, may be signed in any number of counterparts, including counterparts signed and delivered by fax transmission, each of which shall be and deemed an original, but all of which taken together shall constitute one agreement (or amendment as the case may be).

EXECUTIVE FULLY UNDERSTANDS THE MEANING AND INTENT OF THIS RELEASE AND ITS FINAL AND BINDING EFFECT ON HIM.

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company, by its duly authorized agent, have each placed their signatures on the dates indicated below.

/s/ David P. Reiland		Date:	January 16, 2009

David P. Reiland

MAGNETEK, INC.

By:	/s/ Mitchell I. Quain	Date:	January 05, 2009

Its: Chairman, Mitchell I. Quain